      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 25,1999


                                                      REGISTRATION NO. 333-70819

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 3
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           RAMSAY YOUTH SERVICES, INC.
                   formerly known as Ramsay Health Care, Inc.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                                            63-0857352
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization))                           Identification Number)

                                 COLUMBUS CENTER
                               ONE ALHAMBRA PLAZA
                                    SUITE 750
                           CORAL GABLES, FLORIDA 33134
                                 (305) 569-6993
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                 LUIS E. LAMELA
                             CHIEF EXECUTIVE OFFICER
                           RAMSAY YOUTH SERVICES, INC.
                                 COLUMBUS CENTER
                               ONE ALHAMBRA PLAZA
                                    SUITE 750
                           CORAL GABLES, FLORIDA 33134
                                 (305) 569-6993

       (Name,address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                     COPIES OF ALL COMMUNICATIONS, INCLUDING
                        COMMUNICATIONS SENT TO AGENT FOR
                           SERVICE, SHOULD BE SENT TO:

                              Bradley P. Cost, Esq.
                                 Haythe & Curley
                                 237 Park Avenue
                            New York, New York 10017
                                 (212) 880-6000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plan, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act , please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                    CALCULATION OF REGISTRATION FEE

                                                                   Proposed maximum      Proposed maximum       Amount of
         Title of each class of                Amount to be         offering price      aggregate offering     registration
       securities to be registered            registered(1)          per share(1)            price(1)            fee (2)
Common Stock $.01 par value............         1,070,371              $6.09375             $6,522,573          $1,813.28

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low sale price of the registrant's Common Stock on the Nasdaq Stock Market on January 14, 1999. The shares and the price per share have been adjusted to reflect the one-for-three reverse stock split which became effective on March 15, 1999.

(2)      Previously paid.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE 11, 1999


                        1,070,371 SHARES OF COMMON STOCK

                          RAMSAY YOUTH SERVICES, INC.

          Ramsay Youth Services, Inc., formerly known as Ramsay Health Care, Inc., provides and manages treatment and educational programs for troubled children and adolescents. Several of our stockholders are offering and selling a total of 1,070,371 shares of our common stock under this prospectus. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

          The common stock is listed on The Nasdaq Stock Market under the symbol "RYOU." On April 7, 1999, the closing sale price of the common stock as reported on The Nasdaq Stock Market was $7.50 per share.

          SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE COMMON STOCK BEING SOLD UNDER THIS PROSPECTUS.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this prospectus is June 25, 1999

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                          Page
Risk Factors................................................................................................3
The Company................................................................................................10
Recent Transactions in Common Stock........................................................................11
Use of Proceeds............................................................................................12
Selling Securityholders....................................................................................12
Plan of Distribution.......................................................................................14
Description of Common Stock................................................................................15
Incorporation of Information by Reference..................................................................16
Legal Matters..............................................................................................17
Experts....................................................................................................17
Available Information......................................................................................17

--------------------------------------------------------------------------------



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


                                  RISK FACTORS

         You should be aware of various risks before you invest in our common stock, including those risks described below. You should carefully consider these risk factors together with all of the other information included in this prospectus before you decide to purchase shares of our common stock.

IF WE LOSE THE SERVICES OF MR. LAMELA, MR. CIBRAN, OR MR. CABRERA, THEN OUR BUSINESS AND RESULTS OF OPERATIONS WOULD SUFFER

         The successful operation of our business depends on the services of our key members of management. Luis E. Lamela is the President and Chief Executive Officer of Ramsay. Bert G. Cibran is the Chief Operating Officer of Ramsay. Marcio Cabrera is an Executive Vice President and the Chief Financial Officer of Ramsay. If we lost the full-time services of these or other key managers, it could have a material adverse effect on our business and results of operations, and we cannot predict whether we would be able to find replacements with the necessary skills or experience. Ramsay has employment agreements with each of the above employees. Mr. Lamela's employment agreement expires in December 1999 and has annual renewals thereafter. Mr. Cibran's employment agreement expires in August 1999 and has annual renewals thereafter. Mr. Cabrera's employment agreement expires in June 2000 and has annual renewals thereafter.

IF THERE IS AN AWARD OF CLAIMS OR DAMAGES IN EXCESS OF OUR PROFESSIONAL LIABILITY COVERAGE, OUR BUSINESS AND RESULTS OF OPERATIONS COULD SUFFER

         We, along with other physicians, hospitals and healthcare providers, have been subject to an increasing number of legal claims in recent years. Legal claims against Ramsay have increased by $1.8 million over the last five years. We maintain professional liability insurance coverage with maximum coverage of $25,000,000, subject to a deductible of $250,000 per claim. Although we believe that our insurance is sufficient for our needs, a significant award of claims or damages in excess of our insured coverage would adversely affect our financial condition and results of operations.

IF WE ARE REQUIRED TO REPAY LOUISIANA MEDICAID DISPROPORTIONATE SHARE PAYMENTS OF $5,000,000, OUR BUSINESS AND RESULTS OF OPERATIONS WOULD SUFFER

         During fiscal years 1994 and 1995, our Three Rivers facility received Medicaid payments in an amount which the State of Louisiana believes was more than we earned. We believe that Medicaid correctly reimbursed us and that the State of Louisiana should reassess their determination.

         Also, during fiscal years 1994 and 1995, various private psychiatric facilities in Louisiana, including our Three Rivers and Bayou Oaks facilities, received additional payments from the State due to their classification in Louisiana as teaching hospitals. The State of Louisiana again believes that the State made improper payments to these facilities, including ours. Based on our understanding of the rules and regulations in place at the time these payments were made, we believe that the payments received as a result of the teaching classification were appropriate.

         The State of Louisiana has asked us to pay them approximately $5,000,000 in connection with the aforementioned disputes. We expect this matter to be settled for a much smaller amount. It is possible that we will not be able to agree with the State of Louisiana on a settlement on terms or conditions which we think are fair. If we cannot reach a settlement of these claims with the State of Louisiana, Ramsay may have to proceed with litigation which is likely to be costly and time consuming. We cannot predict the outcome of these matters at this time.

IF WE ARE REQUIRED TO MAKE CONTINGENT OR INDEMNITY PAYMENTS TO THE PURCHASERS OF RAMSAY'S BUSINESS, OUR BUSINESS AND RESULTS OF OPERATIONS WOULD SUFFER

         As a result of our change in strategic direction, in June 1998 and September 1998 we sold businesses and assets which we decided were not essential to our objectives. The documentation effecting these sales contains various adjustments in the purchase prices for the businesses and assets that we sold and various agreements on our part to indemnify the buyers against risks and contingencies. The following contingent payments may be required:

         - On September 28, 1998, we completed the sale of our management contract services division and behavioral health care facilities in Conway, South Carolina, Houma, Louisiana, Mesa, Arizona and DeSoto, Texas. Under the terms of the sale agreement, the purchase price is subject to an adjustment based on the change in working capital. The buyer has claimed that an adjustment of working capital of up to $1,200,000 is required. Ramsay has disputed the claim and provided the purchaser with supporting documentation which shows that no purchase price adjustment is due as a result of changes in working capital. Although we are currently working with the purchaser on a resolution to this matter, we cannot predict the outcome of the resolution at this time.

         - On June 2, 1998, we completed the sale of our wholly owned subsidiary, FPM Behavioral Health, Inc. Under the terms of the sale agreement, the purchase price is subject to an adjustment if FPM Behavioral Health, Inc.'s business from a specific contract decreases on the measurement date of July 1, 1999. The total amount of the adjustment, if any, is computed based on a formula outlined in the purchase agreement and is limited to a maximum of $2,000,000. The purchaser is required to give Ramsay notice of any purchase price adjustment by July 15, 1999. We are unable to estimate the amount of the purchase price adjustment, if any, which would be required under this sale agreement.

IF ROTECH SUCCEEDS IN ITS DEMAND FOR INDEMNIFICATION FROM RAMSAY, RAMSAY MAY HAVE TO MAKE A SUBSTANTIAL CASH PAYMENT TO ROTECH

         Prior to our merger with Ramsay Managed Care, Inc. on June 10, 1997, Ramsay Managed Care sold its HMO subsidiary, Apex Healthcare, Inc., which, as a licensed HMO in Louisiana, Alabama and Mississippi, managed and provided prepaid healthcare services to its members. On September 29, 1997, Ramsay Managed Care received a demand for indemnification by the purchaser, RoTech Medical Corporation.

         RoTech's complaint contains two causes of action, one for contractual indemnity and one for breach of contract, and it sets forth seven alleged breaches by Ramsay Managed Care pertaining to misrepresentations about the financial condition of Ramsay Managed Care. The purchase agreement requires Ramsay to indemnify RoTech for damages arising out of a breach of, or misrepresentation in, the agreement, including attorneys' fees and costs. The complaint seeks damages totalling approximately $5.8 million, an amount in excess of the purchase price that RoTech paid for Apex. Ramsay served an answer, affirmative defenses and counterclaims in the amount of $2 million on December 15, 1997. RoTech answered the counterclaims on January 8, 1998.

         Ramsay believes that it has defenses to the complaint, although several of the claims present potential risks to Ramsay. The most significant of these are RoTech's claims with respect to the disallowance of various assets of Apex's subsidiaries as admitted assets by the Louisiana and Alabama Departments of Insurance, which claims total over $2 million. While Ramsay has defenses to these claims, there is a risk that RoTech could convince a jury that misrepresentations were made, or that disclosures were inadequate. In addition, RoTech's claim with respect to understated accounts payable and overstated assets, which totals approximately $440,000, would be difficult to defend if RoTech has credible back-up documentation supporting the claim. The aggregate damages sought with respect to these claims total approximately $2.5 million. Moreover, of course, even if Ramsay is successful in reducing these damages, or even eliminating the claims, there could be significant legal expenses associated with the defense of this case.

         Although we intend to contest vigorously any position which we consider adverse, we cannot predict the outcome of these matters at this time.

THE FAILURE OF RAMSAY AND ITS SUPPLIERS OR OTHER THIRD PARTY BUSINESSES TO BE YEAR 2000 COMPLIANT COULD HAVE AN ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Many existing computer programs were designed and developed without considering the upcoming change in the century, which could lead to the failure of computer applications or create erroneous results by or at the year 2000. This issue is referred to as the "Year 2000 Issue." The Year 2000 Issue is a broad business issue, whose impact extends beyond traditional computer hardware and software to possible failure of automated plant systems and instrumentation, as well as to business third parties. Also, there can be no guarantee that third parties of business important to us will successfully reprogram or replace, and test, all of their own computer hardware, software and process control systems to ensure the systems are Year 2000 compliant. Failure by us, suppliers or other third party businesses important to us, to become Year 2000 compliant on a timely basis could have a material adverse effect on our financial position and results of operations. We are unable to quantify the effects on our business as a result of Year 2000 compliance issues.

THE ISSUANCE OF ADDITIONAL COMMON STOCK TO FINANCE ACQUISITIONS COULD DECREASE THE VALUE OF THE SHARES OF COMMON STOCK OUTSTANDING

         Ramsay intends to pursue growth of its business through acquisitions and to finance these acquisitions partially through the issuance of additional common stock. The issuance of additional shares of common stock in acquisition transactions could decrease the value of the shares of common stock outstanding.

IF THE LOW TRADING VOLUME OF RAMSAY'S COMMON STOCK CONTINUES, PURCHASERS OF OUR COMMON STOCK MAY BE UNABLE TO SELL THEIR SHARES AT THE TIME OR PRICE DESIRED

         The trading volume for our common stock, as reported on The Nasdaq Stock Market, averaged 29,383 shares per week during the three month period ended December 31, 1998. As a result, purchasers of our common stock may be unable to sell the common stock at the time or at the price desired. While Ramsay is not aware of any shareholders that are currently having difficulty selling their shares due to low trading volume, the trading volume of the common stock is lower than many other similarly situated companies listed on the Nasdaq Stock Market.

IF WE ARE NOT SUCCESSFUL EXPANDING WITHIN AND MEETING THE NEW DEMANDS OF THE AT-RISK YOUTH INDUSTRY, OUR BUSINESS AND RESULTS OF OPERATIONS WOULD SUFFER

         In February 1998, we announced a change in our strategic direction in order to focus on becoming a leader in providing and managing treatment and educational programs for troubled youths and adolescents. Since that time, we have pared down operations through the sale of businesses and assets, including our behavioral managed care business and a number of inpatient psychiatric hospital facilities, which we decided were not essential to our objectives in the youth services field. As a result of our changes in strategic direction and the related sales of assets, we no longer provide a full range of behavioral health services, but have concentrated existing operations on the at-risk youth service industry. Currently, we are a significantly smaller company focused on a narrower market.

         Our business strategy is to take maximum advantage of existing operations through focusing on, and expanding within, the at-risk youth industry. Our aim is to achieve this expansion by establishing or acquiring additional residential treatment centers and group homes, or companies which own these types of facilities, and establishing or acquiring companies which provide educational services. We may not be successful in expanding within this industry, and our business may not be profitable once we have expanded within it. Also, the at-risk youth industry will subject us to new management demands and expose us to differing areas of liability. For example, providing services solely for at-risk youth will likely require heightened supervision of the children and young adults under Ramsay's care. Even a momentary lapse in appropriate supervision could expose Ramsay to liability.

IF WE ARE UNABLE TO COMPLETE BUSINESS ACQUISITIONS, RAMSAY'S GROWTH MAY BE NEGATIVELY AFFECTED

         One way we may expand in the at-risk youth industry is to acquire companies already engaged in the provision of treatment and educational services for troubled youth. This will subject us to a number of risks, including the possible increase in our indebtedness, the possible inability to integrate the operations of the acquired business with ours, the diversion of our management's attention from their other business activities and the potential inability to retain key managers and employees of any acquired business. In addition, we cannot predict whether we will actually make acquisitions of complimentary businesses or how many businesses we will actually acquire. Failure to complete acquisitions may negatively affect Ramsay's growth. Finally, our credit facility restricts the amount we can borrow in order to make acquisitions and requires consent from our lender before we can make an acquisition. Based on the terms of our credit facility, our lenders can give or withhold consent at their sole and absolute discretion and may require us to provide additional collateral security.

         Ramsay's credit facility consists of:

         -        a term loan of $8,000,000

         - a revolving credit facility equal to the lesser of $8,000,000 or the borrowing base of Ramsay's receivables

         -        an acquisition loan commitment of up to $6,000,000

         The acquisition loan commitment begins on March 1, 1999 and expires October 29, 1999. acquisition loan requests cannot be less than $500,000. Amounts repaid with respect to the acquisition loans may not be reborrowed.

IF WE CANNOT COMPLY WITH CHANGING FEDERAL, STATE AND LOCAL REGULATIONS RELATING TO PATIENT REFERRALS THE GOVERNMENT COULD FINE US, SUSPEND OUR OPERATIONS, EXCLUDE US FROM PARTICIPATION IN GOVERNMENT REIMBURSEMENT PROGRAMS OR REVOKE OUR LICENSES

         Various Federal, state and local laws regulate our businesses and frequently change. These laws regulate many aspects of our business, including licensure, billing, financial and payment relationships, referrals, direct employment of licensed healthcare professionals, conduct of operations, the non-profit status of hospitals and other entities with whom we do business, and certification under Medicare and Medicaid. We expect to comply with applicable regulatory requirements, although there can be no assurance that we will. If we cannot comply with these, or other regulations, the government could fine us, temporarily suspend our operations, exclude us from participation in government reimbursement or payment programs or revoke our licenses. We cannot predict how these laws or regulations will change or how a change might effect our operations.

         Existing Federal laws governing Medicare, as well as some state laws, regulate various aspects of the relationship between providers like us, and their referral sources, including physicians, hospitals and other health care providers. The Social Security Act and several of its healthcare laws, prohibit providers and others from receiving compensation for either making a referral for or ordering a Medicare-covered service or item. These laws also prohibit physicians, subject to several exceptions, from making referrals to several entities, including hospitals, in which they will benefit financially. Violation of these laws is punishable by civil and criminal penalties and exclusion from the Medicare program. In addition, some states have passed similar legislation which prohibits the referral of patients who pay directly for their own care. We believe that we are currently in compliance with these laws, although it is possible that we are not as these laws are often complicated and vague.

IF THE COST OF PROVIDING SERVICES TO OUR PATIENTS EXCEEDS THE AMOUNT OF REIMBURSEMENT WE RECEIVE FROM THIRD-PARTY PAYORS, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS WOULD SUFFER

         We receive our operating revenues mostly from third-party reimbursement and payment programs, including commercial insurance programs (approximately 14%), government insurance programs like Medicare and Medicaid and other governmental payment and aid programs (approximately 81%). It is possible that payments under these provisions may not cover all of the costs of the services provided. Also, changes in the reimbursement and payment policies of these programs may adversely affect our financial condition and results of operations.

         Our business has been and will continue to be affected by the actions and policies of payors for these services. Payors are continually trying to revise payment procedures in their favor. For example, payors try to monitor spending in order to keep costs down through several methods, including prescreening patients before they receive care and continually monitoring the patients while they are receiving care. It is possible that these actions could adversely affect our financial condition and results of operations.

IF INVESTORS PURCHASE OUR COMMON STOCK, IT IS UNLIKELY THAT THEY WILL RECEIVE CASH DIVIDENDS AND THE MARKET PRICE OF OUR STOCK MAY NOT INCREASE

         We have never declared any cash dividends on our common stock. In addition, under the terms of our credit facility, we are not allowed to do so in the future. We expect to use our future earnings to support the continued growth of our business, not to return it to our stockholders in the form of a dividend. Therefore, if our business does not continue to grow and the market price of our stock does not increase, investors may not realize a return on their investment. A decision to declare a cash dividend on our common stock is exclusively that of our board of directors, and then, only if our credit facility allows it.

ANY ANNOUNCEMENTS REGARDING REFORM MEASURES, GOVERNMENT PROGRAM SPENDING OR FLUCTUATIONS IN OUR EARNINGS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO FLUCTUATE

         We believe that several factors may affect the market price of our common stock. For example, announcements regarding healthcare and educational reform measures and other providers, reductions in projected government healthcare and educational spending, and variations in our financial results could cause the market price of our common stock to increase or decrease. Any negative announcements regarding reform measures or program spending or about our earnings could decrease the market price of our common stock. As a result, the market for our common stock may have price fluctuations unrelated to our operating performance. Trading volume fluctuations could occur as a result of any reduction in the price of our common stock.

         Some of the information in this prospectus may contain forward-looking statements. You can identify these statements by the use of forward-looking terminology like "may," "will,"

"expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus could cause our actual results to differ materially from those contained in any forward-looking statement.

                                   THE COMPANY

GENERAL

         Ramsay Youth Services, Inc. is a leading provider and manager of diversified treatment and educational programs for at-risk and troubled youth in residential and non-residential settings nationwide.

         On February 19, 1998, Ramsay announced a change in strategic direction in order to focus on becoming a leader in the at-risk youth industry. To that end, in February 1998, management identified for divestiture those businesses and facilities which were not essential to its strategic objectives in the youth services field. In June 1998, Ramsay sold its behavioral managed care business and its Greenbrier facility for an aggregate amount of $21.6 million and in September 1998, we completed the sales of a number of inpatient psychiatric hospitals for $29.6 million. We applied the net proceeds from these sales to reduce $41.5 million of indebtedness and to redeem $2.5 million of Series 1997 preferred stock, all held by an unaffiliated financial institution. The remaining business represents Ramsay's youth service operations and is comprised of seven youth facilities with 713 beds and six group homes with 66 beds. Ramsay also provides a range of outpatient services and day treatment programs tailored for the at-risk and troubled youth population.

         Throughout its youth facilities and group homes, Ramsay offers specialized services to those adolescents affected with behavioral disorders, psychoses, emotional disorders, as well as sexual and juvenile offenders. Within these environments, clinical and program teams incorporate therapeutic, educational and vocational services with cognitive, behavioral and social rehabilitation programs. These highly structured programs assist troubled youth in learning how to change ineffective or violent behavior and cope with the difficulties and stresses of life. Ramsay's specialized services and programs are geared toward the following populations:

         -        juvenile offenders
         -        adolescent females
         - children and adolescents with emotional and behavioral disorders
         -        sexual offenders
         -        substance abusers
         -        youth with developmental disabilities.

         In response to state, community and agencies' needs to secure appropriate placements for special needs youth, Ramsay offers residential treatment facilities, group homes, special education programs and community-based services. The primary objective of our programs is to provide the optimal opportunity for habitation and integration of at-risk and troubled youth into their communities as responsible individuals and productive citizens.

         On January 13, 1999, Ramsay's board of directors approved a one-for-three reverse stock split which became effective on March 15, 1999. As a result, all common share and per share amounts included in this document have been restated to show the effects of this reverse stock split.

FORWARD-LOOKING STATEMENTS

         In connection with the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995, we note that this prospectus, including the documents incorporated by reference, contains forward-looking statements about Ramsay. Ramsay is setting forth in this prospectus cautionary statements identifying important factors that may cause our actual results to differ materially from those set forth in any forward-looking statements or information made by or on behalf of or concerning Ramsay. Some of the most significant factors include the following:

         - accelerating changes occurring in the at-risk youth industry, including competition from consolidating and integrated provider systems and limitations on reimbursement rates

         - federal and state governmental budgetary constraints which could have the effect of limiting the amount of funds available to support governmental programs

         - statutory, regulatory and administrative changes or interpretations of existing statutory and regulatory provisions affecting the conduct of Ramsay's business and affecting current and prior reimbursement for Ramsay's services

         - Ramsay's inability to successfully implement its new strategic direction of providing treatment and education programs for at-risk and troubled youth

         - the other matters set forth under the caption "RISK FACTORS" above.

                       RECENT TRANSACTIONS IN COMMON STOCK

         On October 30, 1998, Ramsay completed the private placement of an aggregate of 1,037,038 shares of common stock to its Chief Executive Officer, Paul Ramsay Holdings Pty. Limited, a corporate affiliate of Paul J. Ramsay, the Chairman of the Board of Ramsay and its principal stockholder, and other unrelated persons, all at a price per share of $3 3/8. The price per share represented the closing bid price of the common stock on The Nasdaq Stock Market on October 26, 1998, which was the date of the various subscription agreements. These shares are included in the shares of common stock covered by this prospectus.

         In addition, on October 30, 1998, Ramsay issued 177,778 shares of common stock to Ramsay Holdings, in exchange for $600,000 of principal amount of junior subordinated indebtedness that Ramsay owed to Ramsay Holdings. As part of the exchange agreement entered into between Ramsay and Ramsay Holdings to affect the foregoing exchange, Ramsay agreed to issue additional shares of common stock to Ramsay Holdings in exchange for $4 million of Ramsay's Class B preferred stock, Series 1997-A, together with all accrued and unpaid dividends, and an additional $400,000 of principal amount of junior subordinated indebtedness owed by Ramsay to Ramsay Holdings. This latter exchange was effected on December 1, 1998 at a price per share of $3 3/8. The price per share represented the closing bid price of the common stock on The Nasdaq Stock Market on October 26, 1998 which was the date of the exchange agreement. The transaction was effected after the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. In the latter exchange, we issued 1,428,740 additional shares of common stock to Ramsay Holdings.

         On December 8, 1998, Ramsay completed the acquisition of The Rader Group, Inc. for $1 million in cash and earn-out payments payable in the future if earning targets are achieved. In addition, one of Ramsay's subsidiaries entered into an employment agreement with Bill T. Rader. As part of the employment arrangement, Mr. Rader received 33,333 shares of common stock, which shares are included in the shares of common stock this prospectus covers.

         On December 16, 1998, Ramsay entered into an agreement with Ramsay Holdings, Ramsay Holdings HSA Limited and Paul Ramsay Hospitals Pty. Limited to:

         - Convert Ramsay's Class B preferred stock, Series C and Class B preferred stock, Series 1996, together with accrued and unpaid dividends of $618,908, into an aggregate of 1,198,756 shares of common stock.

         - Exchange $6,883,553 of principal amount of junior subordinated indebtedness owed by Ramsay, together with accrued and unpaid interest of $123,219, for 1,384,054 shares of common stock. This exchange was effected at a price per share of $5 1/16. The price per share represented the closing bid price of the common stock on The Nasdaq Stock Market on December 16, 1998, which was the date of the exchange agreement.

                                 USE OF PROCEEDS

         Ramsay will not receive any of the proceeds from the sale of the shares offered in this prospectus. However, we received $3,500,000 when we originally sold 1,037,038 of the shares of the common stock covered by this prospectus. This amount was used for several corporate purposes.

                             SELLING SECURITYHOLDERS

         The following selling securityholders beneficially own as of January 1, 1999 and may offer under this prospectus the number of shares of common stock set forth opposite their respective names. The shares offered under this prospectus may be offered from time to time by the selling securityholders named below, their nominees, transferees or their donees. The selling securityholders are under no obligation to sell all or any portion of the shares pursuant to this prospectus. In addition, because the selling securityholders are not obligated to sell all or a portion of their shares pursuant to this prospectus, Ramsay is unable to ascertain the number of shares of common stock that will be beneficially owned by each selling securityholder following the termination of the offering.

         Some of the selling securityholders have a relationship with Ramsay. Luis E. Lamela has been the Chief Executive Officer of Ramsay since January 1998 and a director of Ramsay since 1996. The figures in the following table for Paul Ramsay Holdings Pty. Limited include all shares beneficially owned by Paul Ramsay Holdings HSA Limited, a Barbados corporation, a wholly owned subsidiary of Ramsay Holdings and a corporate affiliate of Mr. Ramsay, but do not include 798,246 shares of common stock beneficially owned by Paul Ramsay Hospitals Pty. Limited, an Australian corporation and the parent corporation of Ramsay Holdings. Haythe & Curley has served as counsel to Ramsay since 1987, and Thomas M. Haythe, a member of that firm, has been a director of Ramsay since 1987. See "LEGAL MATTERS."

         Ramsay will incur expenses in respect of this offering in an amount estimated to be $50,000 in the aggregate. Except as otherwise provided in this prospectus, no selling securityholder has held any position or office or had any other material relationship with Ramsay within the past three years. The selling securityholders will receive all of the proceeds from the sale of the shares offered. Ramsay will not receive any proceeds from the sale of these shares. See "USE OF PROCEEDS" and "PLAN OF DISTRIBUTION."

         The information in the table below concerning the selling securityholders is based on information provided to, or known by, Ramsay. Information concerning the selling securityholders may change from time to time after the date of this prospectus. See "RISK FACTORS," "PLAN OF Distribution" and "DESCRIPTION OF CAPITAL STOCK."

                                                                                            Shares of        Shares of
                                                                           Shares Of       Common Stock     Common Stock
                                                                         Common Stock       Acquirable       Acquirable
                                                    Shares Of Common        Offered            Upon             Upon
                                                    Stock Owned Prior      Pursuant         Exercise of     Exercise of
Name of Selling Securityholder                         To Offering        To Offering         Options        Warrants
------------------------------                         -----------        -----------         -------        --------
Dauphin Capital Partners I, LP....................        444,444            444,444               --              --
    1921 West Joppa Road, Reston, MD  21204-1848
Luis E. Lamela....................................        393,304            296,296           38,333         150,015
Paul Ramsay Holdings Pty. Limited.................      4,637,691            160,000           83,333              --
Moises Hernandez, M.D. ...........................         59,259             59,259               --              --
Bill T. Rader.....................................         33,333             33,333               --              --
Thomas Hodapp.....................................         29,630             29,630               --              --
Haythe & Curley...................................         29,630             29,630               --              --
Sanford R. Robertson..............................         14,816             14,816               --              --
Aaron Beam........................................          9,724              2,963            7,777              --

     TOTAL........................................                         1,070,371

                              PLAN OF DISTRIBUTION

         All of the shares offered under this prospectus are being offered on behalf of the selling securityholders. The shares are comprised of 1,037,038 shares of common stock issued by Ramsay in a private placement in October 1998 and 33,333 shares of common stock issued by Ramsay in connection with employment arrangements entered into in connection with an acquisition Ramsay completed in December 1998. See "RECENT TRANSACTIONS IN COMMON STOCK."

         The selling security holders may effect sales of the shares directly to purchasers as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions, including block transactions. Any sales of the shares may be effected through the Nasdaq Stock Market, in private transactions or otherwise. The selling security holders may sell the shares at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. If the selling securityholders effect sales through underwriters, brokers, dealers or agents, these firms may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the shares for whom they may act as agent, principal or both. The selling security holders will select those persons who act as broker-dealers or underwriters in connection with the sale of the shares and may have other business relationships with, and perform services for, Ramsay. Any selling securityholder, underwriter or broker-dealer who participates in the sale of the shares may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act. Any commissions received by any underwriter or broker-dealer and any profit on any sale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

         The anti-manipulation provisions of Rules 101 through 104 under the Exchange Act of 1934 may apply to purchases and sales of shares of common stock by the selling securityholders. In addition, there are restrictions on market-making activities by persons engaged in the distribution of the common stock.

         Under the securities laws of various states, the shares may be sold in those states only through registered or licensed brokers or dealers. In addition, in various states the shares may not be able to be sold unless the common stock has been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

         Ramsay is required to pay expenses incident to the registration, offering and sale of the shares pursuant to this offering. Ramsay has also agreed to indemnify the selling securityholders, their partners, officers, directors and each of their controlling persons, if any, against various liabilities, including liabilities under the Securities Act. Ramsay estimates that its expenses in connection with the offering will be approximately $50,000 in the aggregate.

         Ramsay has advised the selling securityholders that if a particular offer of shares is to be made on terms constituting a material change from the information set forth above, then to the extent required, a prospectus supplement must be distributed setting forth the terms and related information must be used.

                           DESCRIPTION OF COMMON STOCK

         Ramsay's authorized capital stock consists of 30,000,000 shares of common stock, $.01 par value, 800,000 shares of Class A preferred stock, $1.00 par value, and 2,000,000 shares of Class B preferred stock, $1.00 par value, issuable in series.

         At January 1, 1999, Ramsay had issued and outstanding 8,885,692 shares of common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. The common stock does not have cumulative voting rights. Presently outstanding shares of common stock are fully paid and non-assessable. In the event of any liquidation, dissolution or winding-up of the affairs of Ramsay, the holders of common stock will be entitled to share ratably in its assets remaining after provision for payment of creditors and after the liquidation preference of any Class B preferred stock outstanding at the time.

         Subject to the rights of the holders of the Class B preferred stock, no shares of which are issued or outstanding on the date hereof, the holders of the common stock are entitled to receive dividends when and if declared by the board of directors out of funds legally available for that purpose. Ramsay's ability to pay dividends is restricted under the terms of the loan agreements to which Ramsay is a party.

         The transfer agent for the common stock is First Union National Bank of North Carolina.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

         Ramsay's certificate of incorporation, as amended, includes provisions to eliminate the personal liability of Ramsay's directors to the fullest extent permitted by Delaware law. Under current law, exculpation generally extends to breaches of fiduciary duty, except for the following:

         -        breaches of a person's duty of loyalty

         - acts or omissions not in good faith or which involve intentional misconduct

         - those instances where an improper personal benefit was received

         -        the declaration of dividends in violation of applicable law.

         Ramsay's by-laws provide that Ramsay shall indemnify to the fullest extent permitted by Delaware law any person who is, or is threatened to be, made a party to any action because he or she is or was a director or officer of Ramsay.

         It is the position of the Securities and Exchange Commission that to the extent indemnification for liabilities arising under the Securities Act is allowed for any director or officer of Ramsay under Delaware law, its certificate of incorporation or by-laws as a means of indemnifying any of them against those liabilities, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                    INCORPORATION OF INFORMATION BY REFERENCE

         Ramsay is entitled to incorporate documents filed with the Securities and Exchange Commission into this prospectus simply by referencing those documents in this prospectus. That means the information in those documents will be deemed to have been disclosed in this prospectus as if it was fully set forth in this prospectus and, by virtue of receiving this prospectus, you will be deemed to have had access to that information.

         The following documents filed by Ramsay with the Securities and Exchange Commission as required by the Exchange Act are incorporated by reference into this prospectus and made a part of this prospectus as of their respective dates:

         1. Ramsay's transition report on Form 10-K for the six months ended December 31, 1998, filed with the Securities and Exchange Commission on March 29, 1999.

         2. Ramsay's report on Form 10-Q for the quarter ended March 31, 1999, filed with the Securities and Exchange Commission on May 12, 1999.

         All documents Ramsay files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering shall be considered incorporated by reference into this prospectus. These documents shall be considered a part of this prospectus from their respective filing dates. Statements contained in this prospectus shall be considered modified or superseded for purposes of this prospectus to the extent set forth below. Statements contained in a document incorporated or considered to be incorporated by reference in this prospectus shall also be considered modified or superseded for purposes of this prospectus to the extent set forth below. Both of these types of statements shall be modified or superseded to the extent that a statement contained in this prospectus, or in any subsequently filed document, which also is or considered to be incorporated by reference in this prospectus, modifies or supersedes the statement. Any statement so modified or superseded shall not constitute a part of this prospectus, except as so modified or superseded.

         Ramsay will provide, without charge, to each person to whom a copy of this prospectus is delivered, upon the request of that person, a copy of any or all of the documents incorporated by reference, excluding the exhibits to the documents. Requests for copies should be directed to Ramsay Youth Services, Inc., Columbus Center, One Alhambra Plaza, Suite 750, Coral Gables, Florida 33134, Attention: Secretary.

                                  LEGAL MATTERS

         The law firm of Haythe & Curley, New York, New York will pass upon the validity of the shares of common stock offered under this prospectus. Haythe & Curley is also one of the selling securityholders and Thomas M. Haythe, a member of that firm, is a director of Ramsay. See "SELLING SECURITYHOLDERS."

                                     EXPERTS

         Ernst & Young LLP, independent certified public accountants, have audited our consolidated financial statements included in our Transition Report on form 10-K for the six month period ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.


                              AVAILABLE INFORMATION

         Ramsay has filed with the Securities and Exchange Commission under the Securities Act a registration statement on Form S-3. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, various items are contained in exhibits and schedules as permitted by the rules and regulations of the Securities and Exchange Commission.

         Ramsay is subject to the informational requirements of the Exchange Act and, as a result, files periodic reports, proxy statements and other information with the Securities and Exchange Commission. Reports and other information filed by Ramsay may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at its principal offices located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Securities and Exchange
Commission: Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Copies of reports and other information filed by Ramsay may be obtained by mail from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Securities and Exchange Commission maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including Ramsay. Material filed by Ramsay can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. YOU SHOULD RELY ONLY ON THE INFORMATION OR REPRESENTATIONS PROVIDED IN THIS PROSPECTUS. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENT.

--------------------------------------------------------------------------------


                                1,070,371 SHARES
                                  COMMON STOCK

                           RAMSAY YOUTH SERVICES, INC.

                     --------------------------------------

                                   PROSPECTUS

                     --------------------------------------



                                  June 25, 1999


--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses to be incurred and borne by Ramsay in connection with the sale of the shares offered in this prospectus. All amounts shown are estimates, except for the Securities and Exchange Commission and Nasdaq Stock Market filing fees.

Securities and Exchange Commission filing fee.................................       $ 1,813
Nasdaq Stock Market additional share listing fee..............................       $   906
Legal fees and expenses.......................................................       $25,000
Accounting fees and expenses..................................................       $10,000
Miscellaneous.................................................................       $12,281
                                                                                     -------
     Total fees and expenses..................................................       $50,000
                                                                                     =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law, among other things, and subject to various conditions, authorizes Ramsay to indemnify its officers and directors against various liabilities and expenses incurred by these officers and directors in connection with the claims made against them as a result of their being an officer or director. Ramsay's By-Laws provide that Ramsay shall indemnify any person who is or was a director or officer of Ramsay and is a party or is threatened to be made a party to any action or proceeding to the fullest extent permitted by Delaware law.

         Article IV, Section 4.1 of Ramsay's By-laws provides, in part, as follows:

         Each person who was or is a party or is threatened to be made a party or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer or fiduciary of another corporation, partnership, joint venture, trust of other enterprise, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may subsequently be amended, against all expenses, liability and loss, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of any amendment to the Delaware General Corporation Law, the indemnity applies only to the extent that the amendment permits the corporation to provide broader indemnification rights than the Law permitted the corporation to provide prior to the amendment.

ITEM 16.  EXHIBITS.

         The following is a list of exhibits filed as a part of this registration statement:

        EXHIBIT NUMBER                        DESCRIPTION OF DOCUMENT
        --------------                        -----------------------
             5.1                      Opinion of Haythe & Curley (regarding the validity of the shares of
                                          Common Stock).
            23.1                      Consent of Ernst & Young LLP, Independent Auditors.
            24.1                      Power of Attorney (included on page II-3).

ITEM 17.  UNDERTAKINGS.

         (a)      Ramsay undertakes the following:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to information in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be considered a new registration statement relating to the securities offered in that prospectus, and the offering of the securities at that time shall be considered the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (4) That, for purposes of determining any liability under the Securities Act, each filing of Ramsay's annual report pursuant to
         Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be considered a new registration statement relating to the securities offered in this prospectus, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Ramsay pursuant to the foregoing provisions, or otherwise, Ramsay has been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities, other than the payment by Ramsay of expenses incurred or paid by a director, officer or controlling person of Ramsay in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, Ramsay will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, Ramsay Youth Services certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on June 25, 1999.

                                    RAMSAY YOUTH SERVICES, INC.


                                    By:      /s/ Luis E. Lamela
                                       -----------------------------------------
                                           Luis E. Lamela
                                           Chief Executive Officer and
                                           Principal Executive Officer

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Date                                   Signature/Title
       ----                                   ---------------
Dated: June 25, 1999                            /s/ Luis E. Lamela
                                  ----------------------------------------------
                                                    Luis E. Lamela
                                                    Chief Executive Officer,
                                                    Principal Executive Officer and
                                                    Director

Dated: June 25, 1999                          /s/ Marcio Cabrera
                                  ----------------------------------------------
                                                    Marcio Cabrera
                                                    Principal Financial Officer
                                                    and Principal Accounting Officer


Dated: June 25, 1999                          /s/ Paul J. Ramsay*
                                  ----------------------------------------------
                                                    Paul J. Ramsay
                                                    Chairman of the Board and Director


Dated: June 25, 1999                          /s/ Aaron Beam, Jr.*
                                  ----------------------------------------------
                                                    Aaron Beam, Jr.
                                                    Director

Dated: June 25, 1999                          /s/ Peter J. Evans*
                                  ----------------------------------------------
                                                    Peter J. Evans
                                                    Director

Dated: June 25, 1999                          /s/ Thomas M. Haythe*
                                  ----------------------------------------------
                                                    Thomas M. Haythe
                                                    Director

Dated: June 25, 1999                          /s/ Steven J. Shulman*
                                  ----------------------------------------------
                                                    Steven J. Shulman
                                                    Director

Dated: June 25, 1999                          /s/ Michael S. Siddle*
                                  ----------------------------------------------
                                                    Michael S. Siddle
                                                    Director





*By Luis E. Lamela, attorney-in-fact


       /s/ Luis E. Lamela
-------------------------------------
Luis E. Lamela

                          INDEX TO EXHIBITS FILED WITH
                         FORM S-3 REGISTRATION STATEMENT

        EXHIBIT NUMBER                                DESCRIPTION OF DOCUMENT
        --------------                                -----------------------
             5.1*                     Opinion of Haythe & Curley (regarding the validity of the shares of
                                          Common Stock).
            23.1                      Consent of Ernst & Young LLP, Independent Auditors.
            24.1*                     Power of Attorney (included on page II-3).



----------
* Previously filed.